UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

STRAIGHT PATH COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36015	45-2457757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 Hickory Park Drive, Suite 218 Glen Allen, Virginia	23059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 433-1522

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

As previously disclosed, Straight Path Communications Inc. (the “Company” or “Straight Path”) retained Morgan Lewis, a leading multi-national law firm, to conduct an independent investigation into allegations in an anonymous report posted in November 2015 regarding the circumstances under which certain of our 39 GHz spectrum licenses were renewed by the Federal Communications Commission (the “FCC”) in 2011 and 2012. Morgan Lewis, with assistance from Kroll, has completed its investigation and reported the results to the Company. The investigators concluded that one of the core allegations set forth in the anonymous report - that the substantial service showings were a word processing exercise without any work in the field - is contradicted by the extensive evidence the investigators reviewed in connection with their investigation. Interviews and contemporaneous documents consistently confirm that equipment was deployed at the original locations in connection with the substantial service applications, but the investigators concluded, based on the weight of the evidence, that the equipment was likely put in place for a short period of time at each location. Although the investigators did not find any evidence that the equipment used in connection with the substantial service applications is still present at the originally specified locations, the investigators found no credible evidence that anyone informed Straight Path prior to November 2015 that equipment may no longer have been present at those locations, except that Straight Path became aware in late 2013 that equipment was missing from a single location that the Company addressed at that time. We have met with the FCC and shared the investigators’ conclusions. We cannot, at this time, give any assurances as to how the FCC may proceed in this matter. If the FCC were to conclude that we have not complied with its rules, it may impose fines and/or additional reporting or operational requirements, condition or revoke our licenses, and/or take other action. If the FCC were to revoke a significant portion of our licenses or impose material conditions on the use of our licenses, it could have a material adverse effect on the value of our spectrum licenses and our ability to generate revenues from utilization of our spectrum assets.

As previously disclosed, Straight Path began deploying equipment across its 39 GHz holdings as part of its engagement of a broader customer base ahead of the Company’s planned rollout of upgraded 39 GHz point-to-multipoint (“PMP”) radios being developed by Cambridge Broadband Networks Ltd. (“CBNL”) that we expect to be commercially available in late 2016 or early 2017. This deployment is part of our broader long-term strategy to provide next generation fixed and mobile services using the Company’s licensed spectrum. We have confirmed that 39 GHz equipment is currently being operated by lessees of our spectrum across more than 80% of our spectrum holdings by MHz-Pop. The Company has also engaged a network operating center and taken other steps to monitor radios deployed by lessees of our spectrum. The Company is continuing its efforts to ensure that equipment is deployed across 100% of its 39 GHz spectrum holdings.

In advance of the planned rollout of upgraded 39 GHz PMP radios being developed by CBNL, the Company recently entered into a multiyear spectrum lease agreement with a nationwide advanced network communications provider to lease our 39 GHz spectrum in approximately 60 cities for use with CBNL PMP radios once they are commercially released. The Company currently projects that this spectrum lease will generate between $5 and $7 million of total lease gross revenues through fiscal 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Davidi Jonas
Name: Davidi Jonas Title: Chief Executive Officer

Dated: July 22, 2016